                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                               FEBRUARY 8, 2001
                       ---------------------------------
                       (Date of earliest event reported)


                        METROMEDIA FIBER NETWORK, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


        DELAWARE                  000-23269                11-3168327
(State of Incorporation)    (Commission File No.)        (IRS Employer
                                                      Identification No.)


                             360 HAMILTON AVENUE,
                         WHITE PLAINS, NEW YORK 10601
         ------------------------------------------------------------
         (Address of principal executive offices, including zip code)


                                (914) 421-6700
             ----------------------------------------------------
             (Registrant's telephone number, including area code)


                                NOT APPLICABLE
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On February 8, 2001, the Registrant completed its merger with SiteSmith, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of October 9, 2000 (the "Merger Agreement"), by and among the Registrant, SiteSmith and Aqueduct Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant.

         SiteSmith is a provider of comprehensive, internet infrastructure management services. Its services are designed to maximize the performance, reliability and security of large-scale, complex internet sites. SiteSmith designs and architects the infrastructure for its customers' internet operations, installs the necessary hardware and software, recommends and establishes network connectivity, and performs ongoing monitoring and security services. By relying on SiteSmith to manage their internet operations, businesses can focus on their core competencies.

         SiteSmith offers its customers an outsourced internet infrastructure management solution. SiteSmith's offerings consist of core services and premium services. SiteSmith's core services include establishing and maintaining the infrastructure for its customers' Internet operations. SiteSmith's premium services currently include automated monitoring, security and network redundancy.

         Pursuant to the Merger Agreement, Aqueduct Acquisition Corp. was merged with and into SiteSmith, and each share of SiteSmith common stock was converted into the right to receive 1.3404 shares of the Registrant's class A common stock. Following consummation of the merger, SiteSmith became a wholly-owned subsidiary of the Registrant.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements of Businesses Acquired

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders' of SiteSmith, Inc.

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of SiteSmith, Inc. at December 31, 1999 and the results of its operations and its cash flows for the period from September 8, 1999 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses, negative cash flows from operations and an accumulated deficit of $2.1 million at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, its ability to
(i) raise additional funds to support its business strategy and (ii) attain satisfactory levels of future revenue, earnings and cash flows. Management's plans with regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
July 28, 2000

                                SITESMITH, INC.

                                 BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                              DECEMBER 31,       2000
                                                                  1999        (UNAUDITED)
                                                              ------------   -------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $1,416,341     $ 5,098,955
  Restricted cash, current..................................           --         481,800
  Accounts receivable, net..................................       97,999       6,981,365
  Prepaid expenses and other current assets.................      238,895       2,057,778
                                                               ----------     -----------
    Total current assets....................................    1,753,235      14,619,898
  Property and equipment, net...............................      779,835      11,906,998
  Restricted cash, non-current..............................       71,000       3,029,766
  Other assets..............................................      189,353       1,253,309
                                                               ----------     -----------
    Total assets............................................   $2,793,423     $30,809,971
                                                               ==========     ===========
            LIABILITIES, MANDATORILY REDEEMABLE
              CONVERTIBLE PREFERRED STOCK AND
                   STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................   $  523,675     $ 7,250,023
  Accrued liabilities.......................................       89,373       4,289,386
                                                               ----------     -----------
    Total current liabilities...............................      613,048      11,539,409
Commitments and contingencies (Note 7)
Mandatorily redeemable convertible preferred stock
  (Note 4)..................................................    3,625,000      52,971,277
                                                               ----------     -----------
Stockholders' deficit:
  Common stock, $0.0001 par value; 50,000,000 shares
    authorized; 8,536,000 and 16,576,513 shares issued and
    outstanding at December 31, 1999 and September 30, 2000,
    respectively............................................          854           1,652
  Additional paid-in capital................................    7,130,911      49,755,183
  Unearned stock-based compensation.........................   (6,473,547)    (30,780,895)
Notes receivable from stockholders                                     --      (4,285,391)
  Accumulated deficit.......................................   (2,102,843)    (48,391,264)
                                                               ----------     -----------
    Total stockholders' deficit.............................   (1,444,625)    (33,700,715)
                                                               ----------     -----------
      Total liabilities, mandatorily redeemable convertible
        preferred stock and stockholders' deficit...........   $2,793,423     $30,809,971
                                                               ==========     ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                            STATEMENTS OF OPERATIONS

                                                                 PERIOD FROM
                                                              SEPTEMBER 8, 1999       NINE MONTHS
                                                             (INCEPTION) THROUGH         ENDED
                                                              DECEMBER 31, 1999    SEPTEMBER 30, 2000
                                                             -------------------   ------------------
                                                                                      (UNAUDITED)
Revenue:
  Service revenue..........................................      $    97,999          $  9,295,928
  Equipment revenue........................................               --             4,859,958
                                                                 -----------          ------------
                                                                      97,999            14,155,886
Costs and expenses:
Cost of service revenue (excludes stock-based compensation
  of $251,741 and $4,810,490 (unaudited))..................          484,458            16,559,372
Cost of equipment revenue..................................               --             4,340,704
Research and development (excludes stock-based compensation
  of $92,594 and $875,685 (unaudited)).....................           66,843               593,767
Sales and marketing (excludes stock-based compensation of
  $131,658 and $2,734,605 (unaudited)).....................          147,060            10,074,306
General and administrative (excludes stock-based
  compensation of $186,925 and $3,479,116 (unaudited)).....          860,651            17,493,844
Stock-based compensation...................................          662,918            11,899,896
                                                                 -----------          ------------
    Total costs and expenses...............................        2,221,930            60,961,889
                                                                 -----------          ------------
Loss from operations.......................................       (2,123,931)          (46,806,003)
Interest income, net.......................................           21,088               517,582
                                                                 -----------          ------------
Net loss...................................................       (2,102,843)          (46,288,421)
  Accretion of redemption premium on mandatorily redeemable
    convertible preferred stock............................          (60,000)           (2,276,377)
                                                                 -----------          ------------
  Net loss attributable to common stockholders.............      $(2,162,843)         $(48,564,798)
                                                                 ===========          ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                          NOTES
                                     COMMON STOCK        ADDITIONAL      UNEARNED       RECEIVABLE
                                 ---------------------     PAID-IN      STOCK-BASED        FROM       ACCUMULATED
                                   SHARES      AMOUNT      CAPITAL     COMPENSATION    STOCKHOLDERS     DEFICIT         TOTAL
                                 ----------   --------   -----------   -------------   ------------   ------------   ------------
Issuance of common stock to
  founders in October 1999.....   8,500,000    $  850    $     7,650   $         --    $        --    $        --    $      8,500
Issuance of common stock for
  services provided............      36,000         4         46,796             --             --             --          46,800
Accretion of redemption premium
  on Series A mandatorily
  redeemable convertible
  preferred stock..............          --        --        (60,000)            --             --             --         (60,000)
Unearned employee stock-based
  compensation.................          --                7,136,465     (7,136,465)            --             --              --
Amortization of unearned
  employee stock-based
  compensation.................          --        --             --        662,918             --             --         662,918
Net loss.......................          --        --             --             --             --     (2,102,843)     (2,102,843)
                                 ----------    ------    -----------   ------------    ------------   ------------   ------------
Balance at December 31, 1999...   8,536,000       854      7,130,911     (6,473,547)            --     (2,102,843)     (1,444,625)

Issuance of common stock for
  services provided
  (unaudited)..................     102,000        10        175,430             --             --             --         175,440
Issuance of common stock
  warrants for services
  provided (unaudited).........          --        --      2,276,047             --             --             --       2,276,047
Issuance of preferred stock
  warrants in connection with
  equipment lease
  (unaudited)..................          --        --        573,094             --             --             --         573,094
Issuance of common stock
  options for services provided
  (unaudited)..................          --        --        278,120             --             --             --         278,120
Accretion of redemption premium
  on Series A, B and C
  mandatorily redeemable
  convertible preferred stock
  (unaudited)..................          --        --     (2,276,377)            --             --             --      (2,276,377)
Exercise of common stock
  options in exchange for notes
  receivable (unaudited).......   2,409,525       241      4,216,427             --     (4,216,668)            --              --
Issuance for common stock for
  options exercised
  (unaudited)..................   5,639,740       559        997,114             --             --             --         997,673
Repurchase of common stock
  (unaudited)..................    (110,752)      (12)       (27,240)            --             --             --         (27,252)
Compensation expense as a
  result of acceleration of
  options (unaudited)..........          --        --        204,413             --             --             --         204,413
Unearned employee stock-based
  compensation (unaudited).....          --        --     34,430,351    (34,430,351)            --             --              --
Amortization of unearned
  employee stock-based
  compensation (unaudited).....          --        --             --     11,704,433             --             --      11,704,433
Unearned stock-based
  compensation for services
  provided (unaudited).........          --        --      1,776,893     (1,776,893)            --             --              --
Amortization of stock-based
  compensation for services
  provided (unaudited).........          --        --             --        195,463             --             --         195,463
Interest accrued on notes
  receivable from stockholders
  (unaudited)..................          --        --             --             --        (68,723)            --         (68,723)
Net loss (unaudited)...........          --        --             --             --             --    (46,288,421)    (46,288,421)
                                 ----------    ------    -----------   ------------    ------------   ------------   ------------
Balance at September 30, 2000
  (unaudited)..................  16,576,513    $1,652    $49,755,183   $(30,780,895)   $(4,285,391)   $(48,391,264)  $(33,700,715)
                                 ==========    ======    ===========   ============    ============   ============   ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                            STATEMENTS OF CASH FLOW

                                                              PERIOD FROM
                                                              SEPTEMBER 8,
                                                                  1999        NINE MONTHS
                                                              (INCEPTION)        ENDED
                                                                THROUGH      SEPTEMBER 30,
                                                              DECEMBER 31,       2000
                                                                  1999        (UNAUDITED)
                                                              ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,102,843)   $(46,288,421)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       24,687       1,171,284
    Allowance for doubtful accounts and returns.............           --         838,515
    Issuance of common stock for services...................       46,800         175,440
    Issuance of common stock warrants and options for
      services..............................................           --       2,554,167
    Interest income on stockholder note receivables.........           --         (68,723)
    Stock based compensation as a result of acceleration of
      options...............................................           --         204,413
    Amortization of stock-based compensation................      662,918      11,899,896
  Changes in assets and liabilities:
    Accounts receivable.....................................      (97,999)     (7,721,881)
    Prepaid expenses and other assets.......................     (238,895)     (1,245,789)
    Other assets............................................     (189,353)     (1,063,956)
    Accounts payable........................................      523,675       6,726,348
    Accrued liabilities.....................................       89,373       4,200,013
                                                              -----------    ------------
      Net cash used in operating activities.................   (1,281,637)    (28,618,694)
                                                              -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (804,522)    (12,298,447)
  Restricted cash...........................................      (71,000)     (3,440,566)
                                                              -----------    ------------
      Net cash used in investing activities.................     (875,522)    (15,739,013)
                                                              -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................        8,500         997,673
  Repurchase of common stock................................           --         (27,252)
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................    3,565,000      47,069,900
                                                              -----------    ------------
      Net cash provided by financing activities.............    3,573,500      48,040,321
                                                              -----------    ------------
Net increase in cash and cash equivalents...................    1,416,341       3,682,614
Cash and cash equivalents at beginning of period............           --       1,416,341
                                                              -----------    ------------
Cash and cash equivalents at end of period..................  $ 1,416,341    $  5,098,955
                                                              ===========    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: THE COMPANY

    SiteSmith, Inc. ("SiteSmith" or the "Company") was incorporated as SiteBrigade, Inc. in Delaware on September 8, 1999. On November 15, 1999, the Board of Directors approved the change of the Company's name to SiteSmith, Inc.

    SiteSmith provides outsourced internet infrastructure management services designed to maximize the performance, reliability, and security of large-scale, complex internet sites. SiteSmith offers its customers an outsourced internet infrastructure management solution. Our offerings consist of core services and premium services. Our core services include establishing the infrastructure for our customers' internet operations. Our premium services includes automated monitoring, security and network redundancy.

    The Company has been successful in completing several rounds of private equity financing. Since inception, the Company has incurred substantial losses and negative cash flows from operations. For the period from September 8, 1999, (inception) through September 30, 2000, the Company incurred a loss from operations of approximately $48.4 million (unaudited) and negative cash flows from operations of $28.6 million (unaudited). Management expects operating losses and negative cash flows to continue for the foreseeable future because of additional costs and expenses related to brand development, marketing and other promotional activities, hiring consultants, continued development of the information technology infrastructure, and expansion of product offerings. Certain of these costs could be reduced if working capital decreased significantly. Management believes there is sufficient cash on hand and borrowings available to continue operations until early 2001. However, after that date, the Company will need to raise additional financing. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investment instruments with original maturities of 90 days or less. The carrying value of cash equivalents approximates their estimated fair market value.

RESTRICTED CASH

    At December 31, 1999 and the nine months ended September 30, 2000, cash balances of approximately $71,000 and $3,511,566 (unaudited), respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as a collateral supporting standby letters of credit issued as a guarantee of payment to certain vendors and to the Company's landlords as security deposits, which will not be available until the leases for the Company's facilities expire.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    In July 2000, the Company opened a subsidiary in the United Kingdom. The accompanying financial statements as of and for the period ended September 30, 2000, are reported on a consolidated basis. Activity for the year to date period is immaterial and all intercompany balances have been eliminated in consolidation.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its cash primarily in checking and money market accounts. The Company's investment policy limits the amount of credit exposure to any one issuer. The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers.

    For the period from September 8, 1999 (inception) through December 31, 1999, five customers accounted for 31%, 21%, 13%, 12% and 10% of both the Company's revenue and accounts receivable, respectively. For the nine months ended September 30, 2000, no customers accounted for 10% or more of revenues or accounts receivable (unaudited).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximate fair value due to the short-term maturity of these instruments. Redeemable convertible preferred stocks are recorded at their redemption amounts which is considered to approximate fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to six years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

    General and administrative costs include expenses incurred by the Company to develop its internal software. The Company recognizes software development costs in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As such, the Company expenses all costs incurred that relate to the planning and post

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the product's estimated useful life if the product is expected to have a useful life beyond one year. Costs associated with maintenance and training are included in general and administration expenses in the accompanying statement of operations.

REVENUE RECOGNITION

    The Company's revenues consist of (i) monthly fees for providing internet infrastructure management services, (ii) fees for project-based professional services and (iii) revenues from sales of third-party equipment to customers.

    Service revenues from providing monthly infrastructure management are generally recognized ratably over the term of the contract, which is generally one year. The monthly infrastructure management fees are based on fixed contractual rates. If the services rendered in any given month exceed the contract amount, then any incremental services are billed on a time and materials basis according to the contractual standard rates and are recognized as the services are provided. Advance billings are classified as deferred revenue.

    Project-based service revenues are recognized on a time and materials basis as the services are provided.

    The Company also recognizes revenue from equipment sales, net of estimated sales returns, when the equipment is delivered to the customer or the internet data center. For all equipment sales transactions with its customers, the Company acts as a principal, takes title to all products sold upon shipment, establishes prices charged to customers, bears credit risk, and bears inventory risk of loss for returned equipment that is not eligible to be returned to suppliers. Implementation of the equipment, if required, is performed under a separate service contract and is billed at the contractual rate per hour as services are provided.

ADVERTISING

    Advertising is expensed as incurred. Advertising and public relations expenses for the period from September 8, 1999 (inception) through December 31, 1999 and for the nine months ended September 30, 2000 totaled $36,675 and $5,736,871 (unaudited), respectively.

INCOME TAXES

    Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

STOCK-BASED COMPENSATION

    The Company follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note 6). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option.

    Stock, stock options and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

BUSINESS SEGMENTS

    The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and management responsibility. The Company conducts its business within a single business segment providing internet infrastructure management services.

COMPREHENSIVE INCOME

    The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no material difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying consolidated statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The adoption of SAB 101 did not have a material effect on the financial position or results of operations of the Company.

    In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of the conclusions of FIN 44 did not have a material impact on the Company's financial position and results of operations.

NOTE 3: BALANCE SHEET COMPONENTS

CASH AND CASH EQUIVALENTS

    As of December 31, 1999 cash and cash equivalents included a cash reserve with a variable interest rate.

    Restricted cash consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Due within one year.........................       $    --            $  481,800
Due after one year through six years........        71,000             3,029,766
                                                   -------            ----------
                                                    71,000             3,511,566
Less: Current portion.......................            --               481,800
                                                   -------            ----------
                                                   $71,000            $3,029,766
                                                   =======            ==========

ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Accounts receivable--trade..................       $97,999            $7,819,880
Allowance for doubtful accounts and
  returns...................................            --              (838,515)
                                                   -------            ----------
                                                   $97,999            $6,981,365
                                                   =======            ==========

PREPAID EXPENSES AND OTHER CURRENT ASSETS

    Prepaid expenses and other current assets consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
CURRENT
Prepaid expenses............................      $124,169            $1,525,077
Deposits and other assets...................       114,726               532,701
NONCURRENT
Prepaid expenses............................           636                    --
Deposits and other assets...................       188,717             1,253,309
                                                  --------            ----------
                                                  $428,248            $3,311,087
                                                  ========            ==========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 3: BALANCE SHEET COMPONENTS (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following:

                                          USEFUL LIVES   DECEMBER 31,   SEPTEMBER 30,
                                            IN YEARS         1999           2000
                                          ------------   ------------   -------------
                                                                         (UNAUDITED)
Computer equipment......................          3       $  509,118     $ 7,526,205
Computer software.......................          3           14,959       2,217,631
Office equipment........................          5               --         107,919
Furniture and fixtures..................          5          230,398         750,245
Leasehold improvements..................        5-6           25,247         996,952
Construction in progress................         --           24,800       1,504,017
                                                          ----------     -----------
                                                             804,522      13,102,969
    Less: Accumulated depreciation and
      amortization......................                     (24,687)     (1,195,971)
                                                          ----------     -----------
Total...................................                  $  779,835     $11,906,998
                                                          ==========     ===========

    Property and equipment depreciation and amortization expenses from inception through December 31, 1999 and for the nine months ended September 30, 2000 were $24,687 and $1,171,284 (unaudited), respectively.

ACCRUED LIABILITIES

    Accrued liabilities consisted of the following:

                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
Accrued compensation........................       $58,880            $2,028,749
Accrued professional fees...................        25,000             1,665,492
Accrued other...............................         5,493               595,145
                                                   -------            ----------
                                                   $89,373            $4,289,386
                                                   =======            ==========

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    The Company is authorized to issue 20,539,290 (unaudited) shares of preferred stock of which 7,200,000 shares have been designated as Series A Preferred and 8,610,861 (unaudited) shares have been designated as Series B Preferred and 4,728,429 (unaudited) has been designated as Series C Preferred.

    On October 26, 1999, the Company issued a total of 7,200,000 shares of its Series A mandatorily redeemable preferred stock ("Series A") for net proceeds of $3,565,000 (net of $35,000 of issuance costs).

    In January and February 2000, the Company issued a total of 8,610,861 shares of its Series B mandatorily redeemable preferred stock ("Series B") for net proceeds of $20,456,849 (net of $37,000 of issuance costs).

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    In July 2000, the Company issued a total of 4,717,372 (unaudited) shares of its Series C manditorily redeemable preferred stock ("Series C") for net proceeds of $26,613,051 (unaudited) (net of $40,081 (unaudited) of issuance costs) (see Note 10).

    From inception through September 30, 2000, the Company issued preferred stock as follows:

                                             AMOUNT NET                                              LIQUIDATION AND
                              ORIGINAL           OF           SHARES     ISSUED AND     PAR VALUE      REDEMPTION
                             ISSUE PRICE   ISSUANCE COSTS   AUTHORIZED   OUTSTANDING     AMOUNT          AMOUNT
                             -----------   --------------   ----------   -----------   -----------   ---------------
Series A...................     $0.50       $ 3,565,000      7,200,000    7,200,000    $    0.0001     $ 3,840,000
Series B...................     $2.38        20,456,849      8,610,861    8,610,861    $    0.0001      21,433,150
Series C (unaudited).......     $5.65        26,613,051      4,968,429    4,717,372    $    0.0001      27,181,729
                                            -----------     ----------   ----------                    -----------
Total......................                 $50,634,900     20,779,290   20,528,233             --     $52,454,879
                                            ===========     ==========   ==========                    ===========

CONVERSION

    Each issued share of Series A and Series B is convertible at the election of the holder into one share of common stock, and is subject to adjustment in accordance with antidilution provisions contained in the Company's Articles of Incorporation. All shares of preferred stock shall automatically be converted into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $25,000,000 and a per share offering price of at least $5.00.

DIVIDENDS

    The holders of Series A and Series B are entitled to receive noncumulative dividends at the per share rate of $0.005 and $0.0238, respectively, per annum if and when declared by the Board of Directors. The Company may not make a distribution to common stockholders until the preferred stock dividends have been paid in full. The Company has no current intention of declaring dividends.

VOTING RIGHTS

    The holder of each share of preferred stock is entitled to vote based on the number of shares of common stock into which it is convertible.

LIQUIDATION PREFERENCES

    In the event of a liquidation, dissolution, winding up of the Company, Series A and Series B stockholders are entitled to a per share distribution in preference to common stockholders equal to the original issue price per share of $0.50 and $2.38 per share, respectively, plus any declared but unpaid dividends. After this distribution, the remaining assets will be distributed pro rata to the holders of the common stock and Series A and Series B on an as if converted basis. In the event funds are insufficient to make a complete distribution to the holders of Series A and Series B, the holders shall share ratably in any distribution.

REDEMPTION

    Upon the request of the holder of the majority of the outstanding shares of Series A and Series B at any time after January 13, 2005, but on a date within thirty days after receipt by the Company of a

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) written request, the shares are redeemable in two equal installments, beginning no earlier than February 13, 2005, and continuing thereafter on the next anniversary date. The shares may be redeemed at a price equal to the original issue price, subject to adjustments for any stock dividends, combinations, reclassifications, splits, and declared and unpaid dividends. The Company shall also pay 10% redemption premium, based on the redemption price as outlined above, to the holders of Series A or Series B for every full year a holder of Series A or Series B has held such stock. This amount is being accreted ratably over the period from issuance until the first redemption date.

NOTE 5: COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 30,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of the holders of preferred stock at the time outstanding. In July 2000, the Company amended and restated its Certificate of Incorporation to increase the authorized share capital to 50,000,000 shares of common stock (See Note 10).

    The Company had reserved shares of common stock for future issuance as follows:

                                                      DECEMBER 31,   SEPTEMBER 30,
                                                          1999           2000
                                                      ------------   -------------
                                                                      (UNAUDITED)
Conversion of Series A mandatorily redeemable
  convertible preferred stock.......................    7,200,000      7,200,000
Conversion of Series B mandatorily redeemable
  convertible preferred stock.......................           --      8,610,861
Conversion of Series C mandatorily redeemable
  convertible preferred stock.......................           --      4,968,429
Exercise of options.................................    9,500,000     19,500,000
                                                       ----------     ----------
                                                       16,700,000     40,279,290
                                                       ==========     ==========

    The Company had not declared or paid cash dividends as of September 30, 2000 (unaudited).

    Through September 30, 2000, upon the termination of employment, the Company repurchased 110,752 (unaudited) shares of common stock previously issued upon the exercise of options.

FOUNDERS STOCK AGREEMENT

    Certain common stock was issued to the founders of the Company and is subject to repurchase in the event of voluntary termination or involuntary termination with cause. Certain founder shares vest over a twelve month period, 50% of the shares vest at the end of six month period and the remaining 50% vest at the end of the second six month period. Certain other shares vest over four years. At December 31, 1999 and September 30, 2000, 6,662,500 and 4,265,625
(unaudited) shares, respectively, of outstanding common stock were subject to repurchase by the Company at the original purchase price of $.001.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN

    The Company's 1999 Stock Option Plan (the "Option Plan"), authorizes the Board of Directors to grant up to 9,500,000 incentive stock options and nonstatutory stock options to employees, directors and consultants. In
April 2000, the Board of Directors has authorized the Company to increase the authorized number of shares of common stock in the option pool to 15,500,000 shares. The Option Plan provides that incentive stock options may be granted to employees of the Company and nonstatutory stock options may be granted to consultants and directors of the Company. Under the Option Plan, no incentive stock options may be granted to a person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless at the time such options are granted the option price is at least 110% of the fair market value of the stock. Furthermore, such options granted shall not be exercisable after ten years from the date of grant.

    In July 2000, the Company's Board of Directors adopted the 2000 Executive Stock Incentive Plan, (the "Executive Plan"). The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Executive Plan.

    The Option Plan is administered by the Board of Directors or its designees and provides generally that the option price shall not be less than the fair market value of the shares on the date of grant and no portion may be exercised beyond ten years from that date. Stock options may be exercised at any time subsequent to grant. Stock obtained through exercise of unvested options is subject to repurchase at the original purchase price. The Company's repurchase rate decreases as the shares vest under the original option terms. Options granted generally vest 25% on the first anniversary of the date of grant with the balance vesting in 36 equal monthly increments.

    Activity under the Plan is as follows:

                                                            OUTSTANDING OPTIONS
                                                           ---------------------
                                                                        WEIGHTED
                                               SHARES                   AVERAGE
                                              AVAILABLE      NUMBER     EXERCISE
                                              FOR GRANT    OF SHARES     PRICE
                                             -----------   ----------   --------
Shares authorized..........................    9,500,000           --       --
Options granted............................   (5,807,500)   5,807,500    $0.05
Options exercised..........................           --           --    $  --
Options canceled...........................       80,000      (80,000)   $0.05
                                             -----------   ----------
Balances, December 31, 1999................    3,772,500    5,727,500    $0.05
Shares authorized (unaudited)..............   10,000,000           --
Options granted (unaudited)................  (10,741,353)  10,741,353    $1.25
Options exercised (unaudited)..............           --   (8,049,265)   $0.85
Options canceled (unaudited)...............      656,948     (656,948)   $0.46
                                             -----------   ----------
Balances, September 30, 2000 (unaudited)...    3,688,095    7,762,640    $0.85
                                             ===========   ==========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN (CONTINUED)
    The following tables summarizes information with respect to stock options outstanding and exercisable at December 31, 1999:

                          OPTIONS OUTSTANDING        WEIGHTED EXERCISE
                       -------------------------   ----------------------
                                      WEIGHTED
                                       AVERAGE
                                      REMAINING
                                     CONTRACTUAL
                         NUMBER         LIFE       AVERAGE      OPTIONS
EXERCISE PRICE         OUTSTANDING     (YEARS)      PRICE     EXERCISABLE
--------------         -----------   -----------   --------   -----------
   $0.05                5,727,500        9.92       $0.05      5,727,500
                        ---------       -----       -----     ----------
                        5,727,500                   $0.05      5,727,500
                        ---------                   =====     ==========

FAIR VALUE DISCLOSURES

    The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                               PERIOD FROM
                                                            SEPTEMBER 8, 1999
                                                               (INCEPTION)         NINE MONTHS
                                                                 THROUGH              ENDED
                                                            DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                            -----------------   ------------------
                                                                                   (UNAUDITED)
Weighted average fair values..............................       $  1.26             $  3.69
Assumptions:
    Risk-free interest rates..............................         5.75%               5.92%
    Expected lives........................................       5 years             3 years
    Dividend yield........................................            0%                  0%

    Had compensation cost for the Company's stock option plan been determined based on the fair market values of these stock options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows:

                                                                 PERIOD FROM
                                                              SEPTEMBER 8, 1999
                                                                 (INCEPTION)         NINE MONTHS
                                                                   THROUGH              ENDED
                                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Net loss attributable to common stockholders--as reported...     $(2,162,843)        $(48,564,798)
Net loss attributable to common stockholders--pro forma.....     $(2,170,291)        $(49,104,330)

    The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain employee stock option grants, the Company recorded unearned stock-based compensation totaling $34,430,351 (unaudited) at September 30, 2000, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6: STOCK OPTION PLAN (CONTINUED)
Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the period from inception to December 31, 1999 and for the nine months ended September 30, 2000 totaled approximately $663,000 and $11,704,433 (unaudited), respectively.

    In connection with certain consultant and Technical Advisory Board Member stock option grants, the Company recorded unearned stock-based compensation totaling $1,776,893 (unaudited) at September 30, 2000, which is being amortized over the vesting periods of the related options. Amortization of this stock-based compensation recognized during the nine months ended September 30, 2000 totaled approximately $195,463 (unaudited). These option grants are subject to variable accounting due to the fact that vesting is based on performance, which may result in substantial increases in the compensation expense, as the fair value of the Company's common stock may increase in future periods.

    The Company's calculation for stock option grants to non-employees and Technical Advisory Board members were made using the Black-Scholes options pricing model with the following weighted average assumptions for the period from September 8, 1999 (inception) to December 31, 1999 and the nine months ended September 30, 2000 (unaudited): deemed fair value per share $2.42-$15.74, dividend yield of 0%; expected volatility of 70%; risk-free interest rates of 5.75% for the period from September 8, 1999 (inception) to December 31, 1999 and 5.92% for the nine month period ended September 30, 2000; and a contractual life of 5 years.

NOTE 7: COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases office space in California, Illinois, New York, New Jersey and Virginia under noncancelable operating leases with expiration dates through the year 2010. In addition to office leases, the Company also leases equipment under noncancelable leases with expiration dates through the year 2002. Rent expense for the year ended December 31, 1999 and for the nine months ended September 30, 2000 totaled $98,403 and $2,608,682 (unaudited), respectively.

    Future minimum lease payments under noncancelable operating leases at December 31, 1999 are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000........................................................  $ 1,261,638
2001........................................................    2,242,869
2002........................................................    1,896,257
2003........................................................    1,729,049
2004........................................................    1,788,441
Thereafter..................................................    4,560,353
                                                              -----------
Total minimum lease payments................................  $13,478,607
                                                              ===========

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 7: COMMITMENTS AND CONTINGENCIES (CONTINUED)
EQUIPMENT LEASE LINE

    In June 2000, the Company entered into a two year equipment financing agreement which provided for borrowings of up to $2,000,000, secured by the assets acquired, and restricted cash equal to six months of lease payments.

CONTINGENT LIABILITIES

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect in the financial position or results of operations of the Company.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain officers and employees of the Company. The agreements generally provide for annual bonuses and incentive stock options as determined by the Board of Directors as well as covenants not-to-compete during the employment term and for a period thereafter. The employment agreements also generally provide for severance and accelerated vesting clauses in the event the individual is terminated without cause, or a significant change in control occurs.

EMPLOYEE BENEFIT PLAN

    The Company has a qualified 401(k) plan available to substantially all employees over the age of 21 years. Participants may contribute up to 20 percent of their annual compensation to the plan, limited to a maximum amount set by the Internal Revenue Service. The Company may make contributions to the 401(k) plan at the discretion of the Board of Directors. No Company contributions have been made to the plan since inception.

NOTE 8: INCOME TAXES

    No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses since inception.

    At December 31, 1999 and September 30, 2000, the Company had net operating loss carryforwards available to offset future regular and alternative minimum taxable income of approximately $1,379,000 and $35,000,000 (unaudited), respectively. These carryforwards expire between 2007 through 2019, if not utilized before these dates.

    Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period. SiteSmith has not yet determined the extent to which its net operating loss benefit will be limited.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 8: INCOME TAXES (CONTINUED)
    The Company's deferred tax assets and liabilities at December 31, 1999 are as follows (in thousands):

                                                              DECEMBER 31, 1999
                                                              -----------------
Deferred tax assets (current):
Net operating loss carry forwards...........................      $549,000
Other accruals..............................................        31,000
                                                                  --------
Deferred tax assets.........................................       580,000
Deferred tax liabilities (non-current):
Depreciation................................................       (14,000)
                                                                  --------
Deferred tax liabilities....................................       (14,000)
Net deferred tax assets.....................................       566,000
Valuation allowance.........................................      (566,000)
                                                                  --------
                                                                  $     --
                                                                  ========

    Due to the uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

NOTE 9: SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                 PERIOD FROM
                                                SEPTEMBER 8,
                                                    1999
                                                 (INCEPTION)         NINE MONTHS
                                                   THROUGH              ENDED
                                              DECEMBER 31, 1999   SEPTEMBER 30, 2000
                                              -----------------   ------------------
                                                                     (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for services
    provided................................     $   46,800           $   175,440
  Preferred stock issued in connection with
    lease...................................     $       --           $   573,094
  Unearned stock-based compensation for
    services provided.......................     $       --           $ 1,776,893
  Unearned stock-based compensation relating
    to employee stock option grants.........     $7,136,465           $34,430,351
  Accretion of redemption premium on
    mandatorily redeemable convertible
    preferred stock.........................     $   60,000           $ 2,276,377

NOTE 10: SUBSEQUENT EVENT (UNAUDITED)

    In June 2000, the Company issued approximately $5 million in convertible promissory notes. The notes bear interest at a rate of 9.5% per annum and are payable in full in September 2000. The notes

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED) are convertible into shares of the Company's equity securities issued and sold at the close of the Company's next equity financing. The notes shall be convertible into the number of shares of equity securities based on the principle amount of the notes plus accrued and unpaid interest divided by the price paid for the equity securities by third parties. As discussed below, the Company closed an eligible equity financing on July 20, 2000 and as a result the notes and accrued interest were converted into 889,554 shares of Series C mandatorily redeemable convertible preferred stock.

    On July 1, 2000, Mark F. Spagnolo joined SiteSmith as chief executive officer. His employment agreement provides for the grant of an option to purchase 3,000,000 shares of common stock at the fair market value on the grant date. The option shall vest as follows: 750,000 are fully vested on grant date and 25% of the remaining 2,250,000 shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Spagnolo exercised 1,409,525 of his options to purchase common stock by executing a full-recourse promissory note for $2,466,528. The promissory note is payable on the earlier of July 1, 2004 or 60 days after his employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options and the payment of certain bonuses and severance in the event of a change in control or involuntary termination.

    In July 2000, David C. Winn joined SiteSmith as a managing director. His employment agreement provides for the grant of an option to purchase 1,000,000 shares of common stock at the fair market value on the grant date. The option shall vest as follows: 25% shall vest on the first anniversary of his start date with the balance vesting in 36 equal monthly increments. The agreement also provides for a loan to purchase common stock. The loan is full recourse and will be secured by any shares of stock obtained by exercising the options described above and other personal property. In July 2000, Mr. Winn exercised 1,000,000 of his options to purchase common stock by executing a full-recourse promissory note for $1,749,900. The promissory note is payable on the earlier of September 1, 2004 or 30 days after his employment with the Company terminates for any reason and bears an interest of 6.51% of the unpaid principal balance each year. The agreement further provides acceleration of options, the payment of certain bonuses and severance in the event of a change in control or in voluntary termination.

    On July 19 and August 1, 2000, upon the completion of a successful executive search by Heidrick & Struggles, Inc., the Company issued two fully vested nonforfeitable and exercisable warrants the first to purchase an aggregate of 437,500 shares and the second to purchase 83,333 shares of common stock at an exercise price of $1.75 per share. The warrants expire on (i) the earlier of one year after an initial public offering (ii) upon a merger, or (iii) seven years after the date of issuance. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of seven years, a weighted average risk free interest rate of 6.43%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $5.09 per share. The fair value of the warrants of approximately $2,275,000 was expensed in full during the third quarter.

    In July 2000, the Company entered into an operating lease agreement for its new facility in Santa Clara, California. The agreement is for a minimum of ten years, with future minimum lease payments of $1,375,836; $2,806,704; $2,918,970; $3,035,730; $3,157,164 and $19,742,472 for fiscal years 2000, 2001, 2002, 2003,
2004 and thereafter, respectively. Concurrent with the execution of the lease, the Company

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED) posted a letter of credit in the amount of $2,850,000, which expires on October 1, 2001. In connection with the lease agreement, the Company granted the lessor warrants to purchase up to 10,000 shares of the Company's preferred stock at an exercise price per share equal to the price paid for the preferred stock in the Company's next private equity financing. The Company completed a Series C preferred stock round of financing on July 23, 2000 at a price of $5.65 per share. The warrants expire on the earlier of (i) April 2007, (ii) the sale of all or substantially all the capital stock on substantially all the assets of the Company in a merger, business combination or other form of business transaction in which more than fifty percent (50%) of the voting power of the Company is disposed of or, (iii) the closing of a firm commitment underwritten public offering with an offering price not less than $5.00 per share and aggregate proceeds of $25,000,000. The warrants were valued at $40,680 using the Black-Scholes option pricing model and will be recorded as additional rent expense over the life of the lease. The following assumptions were used in determining the fair value of the warrants: deemed fair value per share of $5.65, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 6.43% and a contractual life of 7 years.

    On July 20, 2000, the Company sold 3,827,818 shares of Series C mandatorily redeemable convertible preferred stock for net proceeds of $21,627,000. Upon the closing of this financing, the $4,999,999 convertible promissory notes and accrued interest were automatically converted into 889,554 shares of Series C mandatorily redeemable convertible preferred stock. The rights, preferences and privileges of the Series C redeemable preferred stock are consistent with those outlined for Series A and Series B in Note 4, except as follows:

    - Dividends are payable at a rate of $0.45 per share.

    - Holders have a liquidation preference at $5.65 per share plus all declared but unpaid dividends.

    In August, the conversion and dividend rights, preferences and privileges of the Series A mandatorily redeemable convertible and Series B mandatorily redeemable convertible preferred stock were amended as follows:

    - Dividends are payable at a rate of $0.04 per share for Series A mandatorily redeemable convertible preferred stock and at $0.19 per share for Series B mandatorily redeemable convertible preferred stock.

    - All shares of mandatorily redeemable convertible preferred stock shall automatically be converted, on a one for one basis, into shares of common stock upon the closing of an underwritten public offering having an aggregate offering price of at least $35,000,000 and a per share offering price of at least $11.30.

    In August 2000, the Board of Directors adopted the 2000 Directors' Stock Plan under which 500,000 shares were reserved for issuance. The plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The plan provides that each person who becomes a non-employee director after the effective date will be granted a non-statutory stock option to purchase 25,000 shares of common stock which will vest over four years. On the date of the Company's annual stockholder meeting each year, an additional 5,000 shares of common stock which vest over one year will be granted to non-employee directors who have served on the Board of Directors for at least six months. Options granted will have an exercise price equal to the fair market value of the common stock on the date of grant and will have a term of ten years.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    The Company's Board of Directors adopted the 2000 Executive Stock Incentive Plan, (the "Executive Plan"), in July 2000. The Company has reserved a total of 4,000,000 shares of common stock for issuance under the Executive Plan. As of August 1, 2000, 2,409,525 options have been exercised, options to purchase a total of 1,590,475 shares at a weighted average exercise price of $1.75 per share were outstanding and no shares remained available for future option or stock purchase right grants. The Company does not intend to grant any additional options or stock purchase rights under the Executive Plan after the date of the Company's initial public offering. Unless terminated earlier, the Executive Plan will terminate in 2010. The terms of options and stock purchase rights under the Executive Plan are generally the same as those that may be issued under the Option Plan, except that the Executive Plan does not impose a limitation on the number of shares subject to options and stock purchase rights that may be issued to any individual employee.

    In August 2000, the 2000 Employee Stock Purchase Plan (the "Purchase Plan"), was adopted by the Board of Directors. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, plus an annual increase on the first day of each fiscal year beginning in 2001 and ending in 2010 equal to the lesser of (i) 500,000 shares; (ii) 1% of the outstanding stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number determined by the Board of Directors. This plan will become effective on the effective date of the Registration Statement of the Company's initial public offering. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of the offering period or at the end of an offering period. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment. Purchases of common stock will occur on May 1 and November 1 of each year. The value of shares purchased in any calendar year may not exceed $25,000. In addition, no employee may purchase more than 1,000 shares of common stock under the Purchase Plan in any one purchase period.

    In September 2000, the Company amended and restated its Certificate of Incorporation to change the authorized share capital to 50,000,000 of common stock and 20,779,290 of mandatorily redeemable convertible preferred stock, of which 7,200,000 has been designated to Series A, 8,610,681 has been designated to Series B and 4,968,429 has been designated as Series C.

    During the period from October 1, 2000 through January 19, 2001 the Company granted options to purchase an aggregate of 1,257,186 shares of common stock resulting in an additional deferred compensation of approximately $7,505,000.

    On September 29, 2000, the Company entered into a Master Lease Agreement with Comdisco ("Comdisco"). Under the terms of the Master Lease Agreement, the Company leases certain equipment, software and improvements as defined in the agreement from Comdisco. The amount of financing to be provided is up to $3,200,000 for equipment and $800,000 for software and leasehold improvement. Repayments at borrowing are made monthly over either 36 months for equipment and 30 months for software and improvements. Interest accrues at 9% per annum. On November 9, 2000, a Purchase/Leaseback Agreement was fully executed by the Company and Comdisco for $799,696. On November 21, 2000, a Purchase/Leaseback Agreement was fully executed by the Company and Comdisco for $3,199,967.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    In connection with the Master Lease Agreement, the Company granted Comdisco a warrant to purchase 35,398 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The warrant is immediately exercisable and expires after ten years from the date of grant. The fair value of the warrant was determined to be approximately $573,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $16.19, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 10 years. Such amount will be recorded as a discount to the related capital lease obligation and will be amortized as interest expense, using the effective interest method, over the life of the agreement.

    On October 9, the Company entered into a $3,000,000 Loan and Security Agreement with Comdisco Inc. Under the terms of the Loan and Security Agreement, Comdisco will lend the Company up to $3,000,000 in minimum advances of $500,000 for working capital purposes. Principal balances of each advance bear interest of 12% per annum and are due and payable in 36 equal monthly installments of principal and interest. The loan is collateralised by substantially all the Company's assets, Copyrights, Patents, and Trademarks.

    In connection with the Loan and Security Agreement, Comdisco received an option to purchase up to 132,743 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The option can be exercised at any time, at Comdisco's sole and absolute discretion until the effective date of a liquidity event, which includes the pending merger with Metromedia Fiber Network, Inc. The relative fair value of this option is approximately $2,446,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $18.43, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 3 months. On December 19, 2000, Comdisco Inc. elected to exercise its Purchase Option with respect to 132,743 shares of the Series C mandatorily redeemable preferred stock at $5.65 per share. Comdisco elected to pay the Aggregate Purchase Price of $750,000 by conversion and tender of the Company's Note dated October 9, 2000. The $750,000 represents a portion of the original Note in the Principal amount of $3,000,000.

    On October 9, 2000, the Company entered into a definitive agreement with Metromedia Fiber Network, Inc. ("Metromedia") to exchange all outstanding shares of its common and preferred stock for the right to receive between 55 million and 62.5 million shares of Metromedia class A common stock. The exchange ratio will depend on the average closing price of Metromedia class A common stock during the 20 trading day period ending on the fourth business day prior to the effective time of merger. The average closing price of Metromedia Fiber class A common stock for the 20 days ending January 19, 2001, is $13.79 per share. This transaction is expected to close during the first quarter of fiscal 2001, subject to various closing conditions.

    The aggregate merger consideration will be based on the average trading price of Metromedia Fiber class A common stock on The Nasdaq National Market during the twenty trading day period ending four days prior to consummation of the merger subject to the following conditions:

    - If the average trading price is greater than or equal to $24.00 and less than or equal to $27.2727, then the aggregate merger consideration will be the number of shares obtained by dividing $1,500,000,000 by the average trading price.

    - If the average trading price is less than $24.00, then the aggregate merger consideration will be 62,500,000 shares.

                                SITESMITH, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 10: SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)
    - If the average trading price is greater than $27.2727, then the aggregate merger consideration will be 55,000,000 shares.

On November 8, 2000, the Company entered into a $2,850,000 Reimbursement and Security Agreement for Letter of Credit with Comdisco Inc. Under the terms of the Reimbursement and Security Agreement for Letter of Credit, Comdisco will establish a landlord's letter of credit of up to $2,850,000. The letter of credit shall expire on July 22, 2005.

    In connection with the Reimbursement and Security Agreement for Letter of Credit, Comdisco received a warrant to purchase up to 70,619 shares of the Company's Series C mandatorily redeemable preferred stock at $5.65 per share. The warrant is immediately exercisable and expires after ten years from the date of grant. The fair value of the warrant was determined to be approximately $1,565,000 using the Black-Scholes option pricing model with the following assumptions: deemed fair market value per share of $22.16, dividend yield of 0%, expected volatility of 70%, risk-free interest rate of 5.92%, and a contractual life of 10 years. The warrant value will be amortized as interest expense using the effective interest method, over the life of the agreement.

    On November 30, 2000, December 8, 2000, January 5, 2001, and January 11, 2001, the Company issued 4 separate Promissory Notes to Metromedia for $5,000,000, $2,600,000, $3,500,000, and $5,000,000 in cash, respectively. Under the terms of the Promissory Notes, the Company agrees to use the monies solely for Working Capital purposes and not to incur any additional indebtedness, other than payables incurred in the ordinary course of business. The principal balances bear interest of 9.5% per annum and are payable in one installment of $5,000,000, $2,600,000, $3,500,000, and $5,000,000 respectively, together with any accrued but unpaid interest, on May 29, 2001, June 21, 2001, July 4, 2001, and July 10, 2001, respectively.

    On December 8, 2000, SiteSmith canceled its plan for an initial public offering of its common stock as a result of this transaction.

                  (b) Pro Forma Financial Information

 METROMEDIA FIBER UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

    THE FOLLOWING UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION ILLUSTRATES THE EFFECT OF THE MERGER OF SITESMITH WITH AQUEDUCT ACQUISITION CORP., METROMEDIA FIBER'S WHOLLY-OWNED SUBSIDIARY, UNDER THE TERMS OF THE MERGER AGREEMENT DATED OCTOBER 9, 2000.

BASIS FOR THE CONVERSION RATIO

    Each share of SiteSmith common stock was converted into a number of shares of Metromedia Fiber class A common stock equal to the aggregate merger consideration divided by the total number of shares of SiteSmith common stock on the date of consummation of the merger on a diluted basis (i.e., assuming that all outstanding options, warrants, preferred stock or other securities exercisable for or convertible into SiteSmith common stock have been exercised or converted). The holders of SiteSmith series A, B and C preferred stock received the number of shares of Metromedia class A common stock that they would have received if those holders had converted their preferred stock into SiteSmith common stock immediately prior to consummation of the merger.

    The aggregate merger consideration was based on the average closing price of Metromedia Fiber class A common stock on the Nasdaq National Market during the twenty trading day period ending four business days prior to the closing of the merger, subject to certain adjustments:

    Based on applying this formula, the average closing price of Metromedia Fiber stock was $24.00, the total number of shares of SiteSmith common stock on a diluted basis was equal to 46,628,151 and, therefore, the exchange ratio was 1.3404.

    The unaudited pro forma condensed combining statements of operations for the nine months ended September 30, 2000 and for the period ended December 31, 1999 give effect to the above transactions as if they had been consummated on January 1, 1999. The unaudited condensed combining balance sheets give effect to the above transaction as if it had occurred on September 30, 2000.

ACCOUNTING TREATMENT

    Metromedia Fiber plans to record the acquisition of SiteSmith using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed will be recorded at their estimated fair values, which are subject to further adjustment based upon appraisals and other analyses.

    The pro forma adjustments are based upon available information and assumptions that Metromedia Fiber believes are reasonable at the time made. The unaudited pro forma condensed combining financial statements do not purport to present Metromedia Fiber's financial position or results of operations had the acquisition occurred on the dates specified, nor are they necessarily indicative of the financial position or results of operations that may be achieved in the future. The unaudited pro forma condensed combining statements of operations do not reflect any adjustments for synergies that Metromedia Fiber expects to realize following consummation of the acquisitions. No assurances can be made as to the amount of cost savings or revenues enhancements, if any, that may be realized.

    The unaudited pro forma condensed combining financial statements should be read in conjunction with the consolidated financial statements and notes of Metromedia Fiber included in its filings on Form 10-K and 10-Q and of SiteSmith, included elsewhere in this Form 8-K.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               SITESMITH    METROMEDIA
                                               HISTORICAL   HISTORICAL   ADJUSTMENTS(1)       PRO FORMA
                                               ----------   ----------   --------------       ---------
Revenue......................................   $ 14,156    $ 127,118      $    (578)(2)      $ 140,696
Expenses:
  Cost of sales..............................     20,900      133,466           (578)(2)        153,788
  Selling, general and administrative........     26,991       94,363                           121,354
  Deferred compensation......................     11,900          919         91,986 (3)        104,805
  Depreciation and amortization..............      1,171      118,567         81,732 (4)        201,470
                                                --------    ---------      ---------          ---------
Loss from operations.........................    (46,806)    (220,197)      (173,718)          (440,721)
Interest income..............................        518       93,194             --             93,712
Interest expense (including financing
  costs).....................................         --     (142,745)            --           (142,745)
Income (loss) from joint ventures............         --       (2,739)            --             (2,739)
                                                --------    ---------      ---------          ---------
Net loss.....................................    (46,288)    (272,487)      (173,718)          (492,493)
Accretion of redemption premium on
  mandatorily redeemable convertible
  preferred stock............................     (2,276)          --          2,276 (5)             --
                                                --------    ---------      ---------          ---------
Net loss available for common stockholders...   $(48,564)   $(272,487)     $(171,442)         $(492,493)
                                                ========    =========      =========          =========
Net loss per share...........................               $   (0.51)                        $   (0.85)
                                                            =========                         =========
Weighted average number of shares outstanding
  (6)........................................                 538,811                           580,942
                                                            =========                         =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
                                  STATEMENTS.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

             PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            METROMEDIA
                                               SITESMITH      FIBER
                                               HISTORICAL   PRO FORMA    ADJUSTMENTS (1)       PRO FORMA
                                               ----------   ----------   ---------------       ---------
Revenue......................................   $    98     $  96,491       $     (18)(2)      $  96,571
Expenses:
  Cost of sales..............................       484        74,958             (18)(2)         75,424
  Selling, general and administrative........     1,050        70,252              --             71,302
  Consulting and employment incentives.......        --         1,051              --              1,051
  Settlement agreement.......................        --         1,932              --              1,932
  Deferred compensation......................       663            --         122,648 (3)        123,311
  Depreciation and amortization..............        25       107,791         108,976 (4)        216,792
                                                -------     ---------       ---------          ---------
Loss from operations.........................    (2,124)     (159,493)       (231,624)          (393,241)
Interest income..............................        21        36,785              --             36,806
Interest expense (including financing
  costs).....................................        --       (74,142)             --            (74,142)
Income (loss) from joint ventures............        --        (2,003)             --             (2,003)
                                                -------     ---------       ---------          ---------
Net loss.....................................    (2,103)     (198,853)       (231,624)          (432,580)
Accretion of redemption premium on
  mandatorily redeemable convertible
  preferred stock............................       (60)           --              60 (5)             --
                                                -------     ---------       ---------          ---------
Net loss available for common stockholders...   $(2,163)    $(198,853)      $(231,564)         $(432,580)
                                                =======     =========       =========          =========
Net loss per share...........................               $   (0.41)                         $   (0.82)
                                                            =========                          =========
Weighted average number of shares
  outstanding (6)............................                 488,474                            530,605
                                                            =========                          =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
                                  STATEMENTS.

                 METROMEDIA FIBER NETWORK, INC. & SUBSIDIARIES

                  PRO FORMA CONDENSED COMBINING BALANCE SHEETS

                                  (UNAUDITED)

                               SEPTEMBER 30, 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              SITESMITH    METROMEDIA
                                              HISTORICAL   HISTORICAL   ADJUSTMENTS(1)       PRO FORMA
                                              ----------   ----------   --------------       ----------
ASSETS
Current Assets:
  Cash and cash equivalents.................   $  5,099    $1,492,513     $   (3,121)(1)     $1,494,491
  Restricted cash, current..................        482            --                               482
  Marketable securities.....................         --       188,433                           188,433
  Accounts receivable.......................      6,981        86,249                            93,230
  Prepaid expenses and other current
    assets..................................      2,058        33,291                            35,349
                                               --------    ----------     ----------         ----------
    Total current assets....................     14,620     1,800,486         (3,121)         1,811,985
Fiber optic transmission network and related
  equipment, net............................         --     2,049,166                         2,049,166
Property and equipment,net..................     11,907        32,613                            44,520
Restricted cash.............................      3,030        52,605                            55,635
Investment in/advance to joint venture......         --        23,068                            23,068
Other assets................................      1,253        97,642                            98,895
Goodwill, net...............................         --     1,604,259      1,089,762 (1)      2,694,021
                                               --------    ----------     ----------         ----------
    Total assets............................   $ 30,810    $5,659,839     $1,086,641         $6,777,290
                                               ========    ==========     ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................      7,250        91,242                            98,492
  Accrued expenses..........................      4,290       257,674                           261,964
  Deferred revenue, current.................         --        21,048                            21,048
  Capital lease obligations and notes
    payable, current........................         --         8,037                             8,037
                                               --------    ----------     ----------         ----------
    Total current liabilities...............     11,540       378,001             --            389,541
Mandatorily redeemable convertible preferred
  stock.....................................     52,971                      (52,971)(1)             --
Senior notes payable........................         --     1,660,900                         1,660,900
Convertible subordinated notes payable......         --       975,281                           975,281
Capital lease obligations and notes
  payable...................................         --        34,389                            34,389
Deferred revenue............................         --       226,278                           226,278
Other long term liabilities.................         --        16,445                            16,445
    Total stockholders' (deficit) equity....    (33,701)    2,368,545      1,139,612 (1)      3,474,456
                                               --------    ----------     ----------         ----------
    Total liabilities and stockholders'
      equity................................   $ 30,810    $5,659,839     $1,086,641         $6,777,290
                                               ========    ==========     ==========         ==========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINING FINANCIAL STATEMENTS

METROMEDIA FIBER NETWORK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Reflects the acquisition by Metromedia Fiber of SiteSmith at September 30, 2000 for the balance sheet and January 1, 1999 for the statement of operations as follows:

    (a) September 30, 2000 information for SiteSmith has been adjusted to reflect the issuance of 559,566 stock options from October 1 to October 24, 2000, and 698,974 common stock warrants, at exercise prices ranging from $1.75 to $5.65 per warrant. Series C manditorily redeemable convertible preferred stock and common stock warrants are assumed to convert to Metromedia Fiber Class A common stock based on the exchange ratio.

    (b) The issuance of 50,832,083 shares of Metromedia Fiber class A common stock in exchange for shares of SiteSmith common stock, including the conversion of SiteSmith's Series A, Series B and Series C mandatorily redeemable convertible preferred stock, and the exercise of warrants to purchase common stock, at a ratio of 1.3404, using a price of $24.00 for Metromedia Fiber's class A common stock based on the average closing price.

    (c) Issuance of shares of Metromedia Fiber class A common stock

        Number of shares issued to acquire SiteSmith (including
          shares subject to repurchase).........................   50,832,083
        Per share price of stock................................  $     24.00
                                                                  -----------
        Value of shares issued..................................                $1,219,970,000
        Value of Metromedia Fiber options issued in exchange for
          SiteSmith's options...................................                   253,885,000
        Less value of restricted shares and unvested options
          accounted for as deferred compensation................                  (367,943,000)
        Transaction costs.......................................                     5,000,000
                                                                                --------------
        Total acquisition costs.................................                 1,110,912,000
        Fair value of SiteSmith's net tangible assets
          acquired..............................................                   (21,150,000)
                                                                                --------------
        Excess of cost over net tangible assets acquired........                $1,089,762,000
                                                                                ==============

    Metromedia Fiber has made a preliminary allocation to intangible assets of excess cost over fair value of net tangible assets acquired as SiteSmith's tangible assets and liabilities are estimated to approximate fair value. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects elimination of intercompany sales.

(3) Reflects amortization of deferred compensation over the remaining vesting period which is estimated to be three years.

(4) Reflects additional amortization of the excess of cost over tangible assets acquired in the merger by use of the straight-line method over ten years.

(5) Reflects conversion of mandatorily redeemable preferred stock to common stock.

(6) The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the number of shares of Metromedia Fiber's class A common stock issued in the merger were outstanding from the beginning of the periods presented. Further, 8,701,000 shares of class A common stock subject to repurchase were deducted from shares outstanding.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       METROMEDIA FIBER NETWORK, INC.

                                       By: /s/ Gerard Benedetto
                                           -------------------------------------
                                           Name:  Gerard Benedetto
                                           Title: Chief Financial Officer


Date: February 14, 2001